Exhibit 99.1

2012 YTD “Normalized” Adjusted EBITDA

“Normalized” Adjusted EBITDA

(US $ in millions)

(Unaudited)

	2012

Key Highlights

•    “Normalized” Adjusted EBITDA accounts for other events not captured in Adj. EBITDA, as reported

•      Argentina Loss: Non-severance costs associated with closure of Argentina operations

•      Inventory Liquidations:

•      Q2: Company liquidated two models of mobile devices

•      Q3: Significant markdown on IT products, particularly notebook PCs due to market oversupply

•      Company believes obsolescence charges in 2012 are an aberration and has implemented new purchasing processes for 2013

	Q1	Q2	Q3	Total
Revenue	$390.5	$347.3	$330.3	$1,068.1
Adjusted EBITDA (reported)	$10.9	$6.4	$3.6	$20.9
Other events, excluded from Adj. EBITDA
Argentina Loss	0.5	0.3	0.1	0.9
Impact of Inventory Liquidations	—	1.0	1.5	2.5

	$0.5	$1.3	$1.6	$3.4
Normalized Inventory Obsolescence
Actual Obsolescence Charge	1.4	1.6	1.6	4.6
Normal Obsolescence Charge	0.4	0.4	0.4	1.2

Excessive Obsolescence	$1.0	$1.2	$1.2	$3.4
Normalized Adjusted EBITDA	$12.4	$8.9	$6.4	$27.7
Reported Gross Profit	$34.0	$29.7	$27.0	$90.7
Reported Gross Margin (%)	8.7%	8.5%	8.2%	8.5%
Normalized Gross Profit (1)	$35.0	$31.9	$29.7	$96.6
Normalized Gross Margin (%)	9.0%	9.1%	9.0%	9.0%

(1)	Normalized Gross Profit calculated as Reported Gross Profit adjusted to exclude inventory liquidation costs and excessive inventory obsolescence.

Gross Profit to Normalized Gross Profit Reconciliation

(US $ in millions)

(Unaudited)

	Quarter Ended			9 Months Ended
	03/31/12	06/30/12	09/30/12	09/30/12
Normalized Gross Profit Reconciliation:
Gross Profit	$34.0	$29.7	$27.0	$90.7
Gross Profit Margin	8.7%	8.5%	8.2%	8.5%

Impact of Inventory Liquidations	—	1.0	1.5	2.5
Excessive Obsolescence	1.0	1.2	1.2	3.4

Normalized Gross Profit	$35.0	$31.9	$29.7	$96.6

Normalized Gross Profit Margin	9.0%	9.1%	9.0%	9.0%

Net Income to Adjusted EBITDA Reconciliation

(US $ in millions)

(Unaudited)

	Year Ended				Nine Months Ended		LTM
	12/31/08	12/31/09	12/31/10	12/31/11	09/30/11	09/30/12	09/30/12
EBITDA Reconciliation:
Net (Loss) Income	$(35.3)	$7.2	$(3.7)	$4.2	$(1.0)	$3.8	$8.9
Interest Expense, net	16.5	17.0	20.6	20.1	14.8	15.9	21.2
Provision for Income Taxes	1.6	2.8	1.4	3.2	1.7	1.3	2.8
Depreciation and Amortization	3.9	4.3	4.3	4.8	3.5	3.5	4.8
EBITDA	$(13.3)	$31.3	$22.6	$32.3	$19.0	$24.5	$37.8
Goodwill Impairment Charge	18.8	—	—	—	—	—	—
Foreign Exchange Loss (Gain)	15.5	(3.1)	(2.0)	5.5	3.7	(0.8)	1.0
Write-Off of IPO Costs	2.0	—	0.5	0.2	—	—	0.2
Non-Cash Compensation Cost	0.3	0.2	0.2	0.1	0.1	0.2	0.2
Payroll and VAT Charge	0.5	—	—	—	—	—	—
Severance Payments	—	—	—	1.3	1.2	1.1	1.3
Relocation / Restructuring Charges	1.5	0.6	—	—	—	—	—
Gain on Bond Repurchases	(3.5)	(4.4)	—	(0.1)	(0.1)	—	—
Gain on Termination of Non-compete Agreement, net	—	—	—	—	—	(4.2)	(4.2)
Adjusted EBITDA	$21.8	$24.6	$21.3	$39.3	$24.0	$20.9	$36.2
Argentina Loss	—	—	—	—	—	0.9	0.9
Impact of Inventory Liquidations	—	—	—	—	—	2.5	2.5
Excessive Obsolescence	—	—	—	—	—	3.4	3.4
Normalized Adjusted EBITDA	$21.8	$24.6	$21.3	$39.3	$24.0	$27.7	$43.0

Net Income to Adjusted EBITDA Reconciliation

(US $ in millions)

(Unaudited)

	Quarter Ended			Nine Months Ended
	03/31/12	06/30/12	09/30/12	9/30/12
EBITDA Reconciliation:
Net Income (Loss)	$5.3	$0.1	$(1.6)	$ 3.8
Interest Expense, net	5.3	5.5	5.1	15.9
Provision for Income Taxes	1.2	0.2	—	1.3
Depreciation and Amortization	1.2	1.2	1.1	3.5
EBITDA	$(13.0)	$7.0	$4.6	$ 24.5
Foreign Exchange (Gain) Loss	(2.7)	3.4	(1.4)	(0.8)
Non-Cash Compensation Cost	—	—	0.2	0.2
Severance Payments	0.6	0.2	0.3	1.1
Gain on Termination of Non-compete Agreement, net	—	(4.2)	—	(4.2)
Adjusted EBITDA	$10.9	$6.4	$3.6	$ 20.9
Argentina Loss	0.5	0.3	0.1	0.9
Impact of Inventory Liquidations	—	1.0	1.5	2.5
Excessive Obsolescence	1.0	1.2	1.2	3.4
Normalized Adjusted EBITDA	$12.4	$8.9	$6.4	$ 27.7

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